OMB APPROVAL

							OMB Number:3235-0145
							Expires:  August 31, 1999
							Estimated average burden
							hours per form 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No.   )

					  MyPoints.com, Inc.
					   (Name of Issuer)

					    Common Stock
				(Title of Class of Securities)

						62855T102
					   (CUSIP Number)

					  October 13, 2000
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
					/_X_/	Rule 13d-1(b)
					/_X_/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of
information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 62855T102

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	West Highland Capital, Inc.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				4,000,000
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						4,000,000
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	4,000,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	CO and IA
----------------------------------------------------------------
					Page 2 of 10

CUSIP No. 62855T102

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Estero Partners, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				3,740,001
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						3,740,001
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,740,001
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	9.4%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	OO
----------------------------------------------------------------
					Page 3 of 10


CUSIP No. 62855T102

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Lang H. Gerhard
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/XX/
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				4,000,000
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						4,000,000
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	4,000,000
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	10.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------
					Page 4 of 10

CUSIP No. 62855T102

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	West Highland Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
	(a)/  /
	(b)/X /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				0
	BENEFICIALLY		---------------------------------------
	  OWNED BY		6	SHARED VOTING POWER
	    EACH				3,060,001
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				0
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						3,060,001
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	3,060,001
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.7%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------
					Page 5 of 10


CUSIP No. 62855T102								13G

ITEM 1.

     (a)  The name of the issuer is MyPoints.com, Inc. (the
"Issuer").

     (b)  The principal executive office of the Issuer is located at
100 California Street, 12th Floor, San Francisco, CA   94111.


ITEM 2.

     (a)  The names of the persons filing this statement are West
Highland Capital, Inc. ("WHC"), Lang H. Gerhard ("Gerhard"), Estero Partners, LLC ("LLC") and West Highland Partners, L.P. ("WHP"),
(collectively, the "Filers").

     (b) The principal business office of the Filers is located at 300 Drakes Landing Road, Suite 290, Greenbrae, CA 94904.

     (c) WHC is a California corporation, LLC is a California limited liability company, WHP is a California limited partnership, and Gerhard is a United States citizen.

     (d) This statement relates to shares of Common Stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 62855T102.

					Page 6 of 10

CUSIP No. 62855T102				13G

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the
Act (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of
the Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	_X_	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).  One of the reporting persons, West Highland
Capital, Inc., is a registered investment adviser and is filing pursuant to Rule 13d-1(b).

	(f)	___	An employee benefit plan or endowment fund in
accordance with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b) of
the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)


					Page 7 of 10

CUSIP No. 62855T102				13G

ITEM 4.  OWNERSHIP.

See Items 5-9 and 11 of the cover sheet for each Filer.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM. 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

WHC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Gerhard is the sole shareholder of WHC and the Manager of LLC. WHC, LLC and Gerhard are the general partners of WHP, which is an investment limited partnership. No single client of WHC, other than WHP, holds more than five percent of the Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

WHC, Estero and Gerhard constitute a group as defined in Rule 13d-5(b)(1). WHP is filing jointly and disclaims membership in a group.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below, each of the reporting persons certifies that, to the best of the person's knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
					Page 8 of 10

CUSIP No. 62855T102				13G


SIGNATURES

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:	October 19, 2000

LANG H. GERHARD

By:	West Highland Capital, Inc.
	Attorney-in-Fact

	By:	/s/ Bonnie George
		Bonnie George
		Chief Operating Officer


WEST HIGHLAND CAPITAL, INC.

By:	/s/ Bonnie George
	Bonnie George
	Chief Operating Officer

ESTERO PARTNERS, LLC

By:	West Highland Capital, Inc
	Attorney-in-Fact

	By:	/s/ Bonnie George
		Bonnie George
		Chief Operating Officer

WEST HIGHLAND PARTNERS, L.P.

By:	West Highland Capital, Inc.
	Attorney-in-Fact

	By:	/s/ Bonnie George
		Bonnie George
		Chief Operating Officer

					  Page 9 of 10

SCHEDULE 13G

CUSIP No. 62855T102

												EXHIBIT
A

			AGREEMENT REGARDING JOINT FILING
			OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Intermedia Communications, Inc. and any other issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on
Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint West Highland Capital, Inc., a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.
DATED:	May 15, 1998

/s/ Lang H. Gerhard				WEST HIGHLAND PARTNERS, L.P.
Lang H. Gerhard
							By:  /s/ Lang H. Gerhard
							Lang H. Gerhard,
WEST HIGHLAND CAPITAL, INC.			General Partner

By:	  /s/ Bonnie George
	Bonnie George, Chief		BUTTONWOOD PARTNERS, L.P.
	Operating Officer
							By:  /s/ Lang H. Gerhard   ESTERO
PARTNERS, LLC				Lang H. Gerhard,
								General Partner
By:	  /s/ Lang H. Gerhard			Lang H. Gerhard,
	Manager
					Page 10 of 10
AJC\2463\041\1119290.01